Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
October 11, 2010	NASDAQ:ARTW

ART’S WAY MANUFACTURING ANNOUNCES 88.9% INCREASE
IN REVENUES OVER THE THIRD QUARTER OF 2009

Conference Call Scheduled For October 13, 2010 At 10:00 AM CT

ARMSTRONG, IOWA, October 11, 2010 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services announces its financial results for the three and nine months ended August 31, 2010.

In conjunction with the release, the Company has scheduled a conference call for October 13, 2010 at 10:00 AM CDT. J. Ward McConnell, Jr., Executive Chairman of the Board of Directors of Art’s Way Manufacturing, will be leading the call and discussing third quarter and nine month financial results and an outlook for the balance of 2010.

What: Art’s Way Manufacturing Third Quarter & Nine Month Financial Results.
When: October 13, 2010 10:00 AM CT.
How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Financial Highlights For the Three and Nine Months Ended August 31, 2010:

•	Net sales for the three months ended August 31, 2010 were $10.6 million.
•	Operating income for the three months ended August 31, 2010 increased 495.9% over 2009.
•	Operating income for the nine months ended August 31, 2010 increased 166.8% over the same period in 2009.
•	Earnings Per Share for the nine months were $0.22 versus $0.05 for the same period in 2009.

	For the Three Months Ended (Consolidated)
	August 31, 2010	August 31, 2009	Change
Revenue	$10,581,783	$5,600,464	88.9%
Operating Income	$1,270,882	$213,259	495.9%
Net Income	$751,802	$64,725	1061.5%
EPS (Basic)	$0.19	$0.02
EPS (Diluted)	$0.19	$0.02
Weighted avg. shares outstanding:
Basic	3,992,182	3,990,352
Diluted	4,003,766	3,999,950

	For the Nine Months Ended (Consolidated)
	August 31, 2010	August 31, 2009	Change
Revenue	$22,909,802	$19,406,975	18.0%
Operating Income	$1,606,163	$602,033	166.8%
Net Income	$886,707	$181,238	389.3%
EPS (Basic)	$0.22	$0.05
EPS (Diluted)	$0.22	$0.05
Weighted avg. shares outstanding:
Basic	3,991,381	3,987,856
Diluted	4,000,863	3,989,623

Revenue:  Our consolidated corporate sales for the three- and nine- month periods ended August 31, 2010 were $10,582,000 and $22,910,000 respectively, compared to $5,600,000 and $19,407,000 during the same respective periods in 2009, a $4,982,000 increase for the quarter and $3,503,000 increase year-to-date, or 88.9%, and 18.0% respectively.  While all three divisions had increases in year-to-date sales, the largest increase can be attributed to our modular buildings segment.

Art’s Way Manufacturing, our agricultural products segment, had sales for the third fiscal quarter of $7,725,000, compared to $4,993,000 during the same period of 2009, a 54.7% increase.  Year-to-date sales were $15,927,000, up from $15,868,000 as of August 31, 2009, a 0.4% increase and a significant improvement over year-to-date results as of the end of the second fiscal quarter.  Although we have experienced decreased sales of Miller Pro products and OEM blowers, we have increased our sales of augers and beet equipment which yield higher profit margins.  Our year-to-date gross profit was $4,348,000 compared to $4,145,000 for the same period in 2009.

Art’s Way Vessels, our pressurized tank segment, had sales for the third fiscal quarter of $502,000, compared to $242,000 for the same period in 2009, a 107.7% increase.  Year-to-date sales were $1,245,000 in fiscal 2010, compared to $616,000 for the same period in 2009, a 101.9% increase. Our year-to-date gross profit was -$55,000 compared to -$131,000 for the same period in 2009

Art’s Way Scientific, our modular buildings segment, had third fiscal quarter sales of $2,355,000, compared to $365,000 for the same period in fiscal 2009, a 544.2% increase.  Year-to-date sales were $5,738,000 in fiscal 2010, compared to $2,923,000 for the same period in 2009, a 96.3% increase.  These increases are primarily due to higher demand during 2010, which we believe has resulted from improved economic conditions.  Our year-to-date gross profit was $1,180,000 compared to $72,000 for the same period in 2009

Income:  Consolidated operating income increased 495.9%, from $213,000 for the three months ended August 31, 2009 to $1,271,000, for the three months ended August 31, 2010, while net income for the three months ended August 31, 2010 increased 1061.5%, from $65,000 in 2009 to $752,000.  Operating income for the nine months ended August 31, 2010 increased 166.8%, to $1,606,000 from $602,000 for the same period in 2009.   Net income for the nine months ended August 31, 2010 increased 389.3% to $887,000 from $181,000 for the same period in 2009.

Earnings per Share:  Earnings per basic and diluted share increased 850% for the three months ended August 31, 2010 to $0.19 per share from $0.02 per share for the same period in 2009.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “Factors including stronger demand from customers, the expansion of our customer base, the introduction of new products, improved operational efficiency and reduced costs from increased productivity, and continued overall economic recovery have propelled our third quarter and nine months performance. Agricultural product prices continued to improve last quarter giving a large boost to U.S. farm income. With the higher incomes and robust prices we saw significantly more interest in new and replacement equipment than we have in some time, all of which creates sales opportunities for our expanding agricultural equipment line. We are seeing a longer-term trend as farmland and product prices improve, and we think more capital will be spent in the agricultural sector over the next few years. So while we are pleased with short-term results at Art’s Way we think the trends will be positive for ARTW’s operations longer term.

“We are pleased with the strong sales growth achieved during the quarter and nine months at Art’s Way Vessels and the continuing strength in our vessel sales. Our goal is to continue to improve the leverage in our operating model and generate higher profitability.

“As for Art’s Way Scientific – Buildings For Science - the increase in revenue was a result of our team aggressively working on the installation of several larger projects. Although the Government Economic Stimulus package never really materialized, there are institutions that have found alternative financing and we are now in discussions about scaled back versions of their intended projects. Additionally, Scientific has remained nimble during this time period and is now able to provide customers with temporary lease space for their expanding program needs or to support research during a major renovation project. We now have 3 modular building units that will be leased for a 12-month to 24-month term, which in the future can be re-leased or sold to other institutions.

“We are confident in our business strategy and believe we have positioned the Company well to take advantage of the market opportunities and to reap the rewards of our foresight in the coming years.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay bailers, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After-market service parts are also an important part of the Company's business. The Company has two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels; Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:  Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our expectation that long-term demand for farming equipment will increase; (ii) our goal to improve leverage and profitability; (iii) our expectations relating to projects for Art’s Way Scientific; and (iv) our belief that we are well-positioned for market opportunities, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the cost of raw materials, the management of growth, the availability of investment opportunities, and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

-END-